THE TORRAY INSTITUTIONAL FUND

                               MANAGEMENT CONTRACT

         Management Contract executed as of June __, 2001, between THE TORRAY FUND, a Massachusetts business trust (the "Trust"), on behalf of its separate investment series THE TORRAY INSTITUTIONAL FUND (the Fund"), and THE TORRAY CORPORATION, a Maryland corporation (the "Manager").

         Witnesseth:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY MANAGER TO THE FUND

         (a) Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, the Manager will, entirely at its own expense, (i) furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and (ii) manage, supervise and conduct all of the affairs and business of the Fund and bear the expenses of all service providers to the Fund, furnish office space and equipment, and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Manager. In the performance of its duties, the Manager will be subject to the control of the Trustees and to the policies determined by the Trustees, as well as to the provisions of the Trust's Agreement and Declaration of Trust, its By-laws as in effect from time to time, and the investment objectives, policies and restrictions stated in the Fund's prospectus.

         (b) The Manager agrees to bear each and every expense of the Fund in exchange for its fee to be paid hereunder.

         (c) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Manager shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Trust the most favorable price and execution available, the Manager, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker and dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a securities transaction for the Fund in excess of the commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.


2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.       COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

         The Fund will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee, computed daily and paid monthly, at the annual rate of 0.85% of the daily net asset value of the Fund. The fee shall be paid from the assets of the Fund. Such fee shall be payable within five (5) business days after the end of each month.

         If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Contract by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees of the Trust or the shareholders of the affirmative vote of a majority of the outstanding shares of the Trust, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve - at least annually the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Contract is submitted to the shareholders of the Trust for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

         Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Trust.

         Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.       CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

7.       USE OF NAME.

         The word "Torray" to be used in the Fund's name belongs exclusively to the Manager, and may be used by the Fund only so long as this Contract has not been terminated.

8.       NONLIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9.       LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, THE TORRAY FUND, on behalf of its investment series THE TORRAY INSTITUTIONAL FUND, and THE TORRAY CORPORATION have each caused this instrument to be signed on its behalf by its duly authorized representative, all as of the day and year first above written.

                               THE TORRAY FUND, on behalf of its separate investment series THE TORRAY INSTITUTIONAL FUND


                               By: ______________________

                               Name: ____________________

                               Title: _____________________


                               THE TORRAY CORPORATION

                               By: ______________________

                               Name: ____________________

                               Title: _____________________